Deskless Workers

The RemoteForce platform from Deskless Workers provides companies with remote and deskless employees all the tools they need to effectively communicate and stay on top of their workforce.

Invest

$100 minimum investment

Deadline September 29, 2022
in 2 months

Share Price
$2

Total Raised
$58,910

Valuation
$45,684,956

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

On a mission to empower deskless employees, Deskless Workers built **RemoteForce**, a content publishing and communications platform designed to help businesses effectively manage their deskless workforce. The RemoteForce employee management system allows leaders to seamlessly communicate with employees, receive valuable feedback, assign tasks in real-time, and even hold them accountable in getting the job done. It helps employees find the perfect balance between valuable content and productivity and provides a toolset that can help companies improve employee engagement.

Deskless Workers won a US Air Force Innovation Grant, allowing us to deploy a software pilot program for the 482nd Fighter Wing in Homestead, Florida. The software was installed on 1402 airmen mobile devices. Here are some of the results from the software pilot.

Software Pilot Results


68%
Increase
Task Compliance
53%
Increase
Employee Productivity
40%
Increase
Employee Engagement
37%
Increase
Content Consumption

DEAL HIGHLIGHTS

- $180B total addressable market by 2025
- Raised $8M previously
- Won a US Air Force Innovation Grant and successfully completed a 12 month software pilot with the US Air Force
  Grant helped generate roughly $182,000 in revenue in 2019
- CEO with multiple previous exits
- Experienced CTO with extensive experience building Enterprise Software for Fortune 1000 companies
- Featured in Cover Story in HR Tech Outlook Magazine - Won Top 10 Engagement Solution Provider Award
- Cited as a best practice in a US Military report designed to tackle sexual assault issues. In the report, entitled "Hard Truths and the Duty to Change", the commission recommended our virtual platform to provide all servicemen (and NGBs) with an application created with the goals of increasing a sense of belonging, connectedness and inclusion.

> **"Deskless Workers has proven to be a critical solution for my frontline workers. The control and dissemination of information and ease of delivery has resulted in a dramatic increase in employee training and job satisfaction. I would highly recommend the Deskless Workers Platform to organizations wanting to efficiently communicate with their frontline workers."**
>
> *- Mark Sims, CEO of Fikes*

PROBLEM

Technology has not helped the world's 2.7 billion deskless workers. Solutions developed for frontline workers remain essentially the same applications designed for use on office PCs – just crammed into a mobile interface. Frontline and mobile workers have little familiarity with Microsoft Office and they rarely use email – most don't even have a corporate email address.

Industries Affected


People Working In
Retail
Hospitality
Construction
Government
Cleaning
Telecom
Field Service
Military
STOP

The result is that deskless employees have significantly lower job satisfaction than office peers. Fully 61 percent of these workers have considered quitting because of unhappiness with the work environment. These workers don't feel fully informed and believe they are viewed as less important than in-office workers. According to Gallup, this has caused a great employee engagement crisis among these workers right now. A full 85% of employees surveyed indicated that they are not engaged or actively disengaged at work. The economic consequence is approximately 7 trillion in lost productivity and the pandemic is making the situation even worse.

Other factors contributing to worker dissatisfaction include:

- HQ metrics that don't connect with frontline realities
- Remote workers often feel isolated from peers
- Professional training is lacking and doesn't address personal goals
- Management is not vested in frontline success
- Corporate-produced communications lack authenticity and don't resonate with workers
- Achievement is invisible to management and peers
- Workers find it difficult to network with co-workers
- Collaboration is limited by lack of accurate content and difficult-to-use tools
- Expectations and goals are not clearly communicated
- OJIT (on the job training) is not scalable and often performed in piecemeal fashion

SOLUTION

RemoteForce is a mobile software platform designed for these forgotten frontline workers. It was developed as a true mobile-first experience and made intuitive by using social media conventions and innovative, easy-to-use visual technologies augmented with patent-pending AI technology. Any company can now effectively communicate and manage frontline employees wherever and whenever they work.

Businesses that cultivate human connections from within are outperforming their competitors. They consistently attract and retain top talent, increase productivity and lead their market with innovations. Our innovations in visual engagement speak across languages and roles. We have designed our RemoteForce platform to be simple and intuitive while generating valuable, real-time insights for management and users.

The Deskless Workers platform:

- Gets employees the information they need in real-time
- Improves training content and on-boarding procedures
- Measures engagement and productivity
- Assigns employees tasks/checklists to ensure work is completed
- Creates forms to automate manual processes
- Allows employees to communicate in real-time with management and peers
- Gets employee feedback and tests and assesses employee knowledge

Engagement Dashboard


Employee Engagement Metrics
11%
38%
51%
eNPS
40

Engagement Dashboard

> **"We don't have enough time to train reservists. This App gets rid of the busy work so we can maximize training time. The alternative is that I have to shut the office down during drills. This App is a game changer for the Air Force!"**
>
> *- Sgt. Smith, U.S. Air Force*

HOW IT WORKS

The RemoteForce interface is easy to use, making it simple to post news and announcements, training materials (including video content), tasks and checklists, and even includes an instant messaging client for team collaboration. Remote Force gives customers the confidence to know that their deskless employees are doing the things they need to be doing. Our customers have access to real-time data that shows them whether or not the tasks they have assigned to employees are getting done, and whether or not the content provided is being consumed. Our powerful dashboard allows you to drill-down and get details on task performance, content views, survey and quiz responses and even measure employee engagement.

RemoteForce Product



ROAD CLOSED
STOP
Flagger Training and Certification
Road Construction: Worker Safety Training
Description
Team
Tasks
Question 1 of 15
According to OSHA, which is the most critical hazard for the construction industry?
Falls from Heights
Struck-By Object Accidents
Caught-In/Between Accidents
Electrical Faults & Electrocutions
All of the Above
Next

Screenshot of RemoteForce Product

The COVID-19 pandemic has caused many disruptions and changes to the way we work. With more companies moving to a remote workforce, it is now more important than ever to track employee sentiment to ensure employees are feeling valued and getting the support that they need to do their jobs. RemoteForce includes powerful feedback forms and engagement tools including built-in employee engagement surveys that let you take the pulse of your employees and measure how they feel about your company. **Using metrics like Employee NPS (Net Promoter Score), a company can easily assess employee engagement and satisfaction, and explore why employees feel the way they do.**

Feedback and Engagement Tools



How likely are you to recommend your employer to others as a place to work?
3
Select a number (0-10) where 0 is least likely and 10 is most likely.
Next
Description
Question 1 of 3
Do you feel your company offers you the support and resources you need to do your job?
Agree
Strongly Agree
Disagree
Strongly Disagree
Next
Your employee NPS score is shown below. A score above 50 is considered excellent.
Employee NPS Score
77
10% Improvement

Screenshot of Feedback and Engagement Tools

COMPETITIVE ADVANTAGES

RemoteForce is easy to deploy, use, and train. Our competitive advantages include:

- Speed of setup
  > Up and running in a couple days
- Language agnostic
  > English, Spanish and Portuguese translations available. Easy to add additional languages.
- Ease of Deployment/No Code Platform
  > True "No Code" Mobile App solution that allows product to be "white-labeled" and branded by our customers. Does not require an engineering team.
- AI and Machine Learning
  > Intuitive platform discovers and flags patterns that impact employee engagement.
- Comprehensive Feature Set
  > Truly unique features including Video, Customizable Forms, Content Management, Messaging and Collaboration Tools, File and Knowledge Library, Feedback Tools (Survey/Polls/Quizzes), and Scheduling.
- Measure Employee Engagement and Productivity
  > One of the only tools that effectively measures engagement and productivity of deskless workers.
- Flexible Pricing Models
  > Pricing models are flexible for employees and temp workers. Per seat licensing ranges between $3 to $12.99 per user/per month.
- Future Proof
  > Exciting future features such as AI and Live Video Streaming, Video Conferencing and Video Editing directly from a user's Mobile Device.

RemoteForce Advantage


Remote Force ®
Platform API
Feedback API
Polls, Surveys, Quizzes, Forms
Video API
Live Stream, Conference, On-Demand/CDN, Channels
Communication API
Messaging, Collaboration, SMS, Push Notifications
Content Management API
Article, News, Training, Image Publication
Task/Schedule API
Task, Project, Scheduling API
Engagement/Ad API
Engagement and Advertising API
File/Document API
Secure File and Document Storage API

API Features

BUSINESS MODEL

Software as a Service (SAAS) Model – Per User Pricing

We offer our product as a monthly subscription, which is renewed automatically. Price is dependent on client size and changes as the client grows. Per user licensing fees range between $3 and $12.99 per user/per month. Volume discounts and advance payment discounts can apply.

Revenue comes from:

- Whitelabeling the solution to specific industry verticals.
- Enterprise sales and direct self-service sales through our desklessworkers.com website.
- Licensing our SDK to 3rd parties looking to add specific features to their app platform.

Business Model


REVENUE PATHS
Whitelabel
Ecommerce & Enterprise
API
3rd Party
Sales via Whitelabel of Solution (for specific industries)
Sales via Deskless Website (standard self service model and Enterprise)
License our SDK and App technologies so 3rd party software vendors can integrate content management, chat and other functions

TYPICAL CLIENT PROFILE

We work with companies across a broad range of industries including, but not limited to:

- Companies with a large number of deskless/remote workers
- Companies with seasonal spikes in demand that need to hire a large number of temporary workers and get them up to speed quickly
- Companies with distributed/remote teams
- Companies in verticals that play into our strengths, such as Retail, Hospitality, Construction, Cleaning, Telecom, and Field Service

SUCCESS TO DATE

- Our team won a prestigious US Air Force Innovation Grant in 2019 out of a pool of 1400 candidates
  Grant helped generate roughly $182,000 in revenue in 2019
- Fully built-out product successfully deployed and tested by US Air Force in a 1 year software pilot program
- The pilot was the ultimate case study because it made us build the software for the exacting demands of the Air Force when it comes to performance, security, reliability, and being able to deliver mission critical communications.
- Growing customer base in commercial (non-military) sector

MARKET OPPORTUNITY

We estimate our current total addressable market (TAM) to be at $180B by 2025. Deskless workforce software helps companies better communicate with their workforce, share information more effectively, increase employee engagement and productivity, and ensure employees are held accountable for their work.

A few major factors are fueling an even greater demand for mobile powered software for deskless workers.

- Accelerated demand for mobile deskless technologies caused by Covid-19
- Growth in deskless workforce combined with labor shortages
- New industry verticals creating significant revenue growth opportunities

According to a report by the Forbes Technology Council, the market for mobile enterprise apps that power the deskless workforce is expected to reach **$180 billion by 2025**, an almost fourfold increase from 2016 investment levels. Citing the report:

"It's time to start looking at our workforces more holistically -- and building apps and software companies that can serve this vital demographic. Clearly, there's an urgent need for better software and mobile services for deskless workers. Research shows that just 56% of deskless workers in the United States feel connected and engaged with their employers, and job dissatisfaction could drive many younger deskless workers to seek more fulfilling positions elsewhere. A shocking 84% of deskless workers say they don't get enough direct communication from top management, and only 10% feel strongly connected to their companies.

Better software isn't a silver bullet, but it can help boost engagement, especially among younger workers, and make existing workers far more productive. Research shows, for instance, that manufacturing plants with higher levels of engagement have 75% fewer quality defects and 26% fewer safety-related workers' comp claims.

More broadly, with unemployment at a 50-year low before the pandemic hit -- and further labor shortages likely as workers struggle with sickness, quarantines or childcare issues -- deskless industries such as manufacturing urgently need to learn to do more with fewer people. They also need to increase employee satisfaction, to make it easier both to hire new workers and to retain trained veterans who know how to get the job done. Finally, companies need a 360-degree view of their internal processes in order to optimize operations, help employees work smarter instead of harder, and free up capital to invest in their workforce.

These are all areas where mobile enterprise technology can help, which means there's a huge potential upside for tech firms that get serious about the future of deskless work. The market for mobile enterprise apps is expected to reach $180 billion by 2025, an almost fourfold increase from 2016 investment levels. Overall, more than four-fifths of businesses say they're planning to increase their deskless-tech investments, with an average spending increase of 31%. And while some businesses are starting from a low baseline, the sectors that already invest most in mobile tech -- such as construction, manufacturing, and transportation -- are also the ones planning the biggest increases in deskless investments. For tech companies, that all adds up to a vast opportunity."

Market

$180B

Market Size by 2025

31%

Average Spending Increase

4/5

Businesses are Increasing their Deskless spending

PRESS

HR Tech Outlook

Deskless Workers - Give a Voice to Your Deskless Workforce

HR Tech Outlook- Top 10 Employee Engagement Solution Providers 2021

Deskless Workers Named Top 10 Employee Engagement Solution Providers for 2021

Independent Review Commission- Sexual Assault in the Military

Hard Truths and the Duty to Change: Recommendations from the Independent Review Commission on Sexual Assault in the Military

TEAM



David Young

CEO and co-Founder

David brings a resourceful history of managing high-tech businesses with extensive experience as an entrepreneurial company builder. David has co-founded numerous businesses, including one of the first peer-to-peer distributed storage companies (Peerify Technologies) that was acquired by Clerversafe Inc. David has held leadership positions in both private and public companies and has built and profitably sold several startup companies. David believes great people make successful companies.



Michael Herr

President and co-Founder

Michael is a technology visionary, life-long photographer, and experienced investment management professional. Michael has deep experience developing markets for new technologies and building winning companies based on value. Michael understands the power of the perfect image to engage, educate, and motivate people to perform at their highest level.



Uri Stern
Chief Technology Officer

Uri Stern is the Chief Technology Officer of Deskless Workers. Uri is responsible for defining the long-term technology strategy and vision of the company and driving innovation and growth. He has been leading technology organizations for over 20 years in various senior leadership roles. He is a published author of software programming books and a recognized thought leader in software development. He has extensive experience building and delivering technology differentiated solutions to private, public and international customers. His deep experience includes designing and developing Enterprise application software for numerous Fortune 1000 companies and top brands including, Chili's, AT&T, IBM, Dean Foods, HP, ING Bank, American Express and the US Air Force. In addition to his technical skills and experience, Uri is also an entrepreneur that has owned two successful software companies.



Steve Mandell
Advisor

Steve Mandell is an Entertainment Attorney that specializes in representation, sponsorship, licensing and brand development. Steve has worked with prominent individuals in the areas of Sports, Television, Radio and Publishing and other high profile personalities in brand development, marketing and business development. Steve has been associated with major high profile brands and product development for retail distribution and develops branded programs with major corporate endorsement and sponsorships.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$100,000	10.0%
R&D	$150,000	15.0%
Sales & Marketing	$451,000	45.1%
Launch direct channel	$100,000	10.0%
Partner Sales Support	$150,000	15.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Deskless Workers Inc.. This offering must raise at least $10,000 by September 29, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Deskless Workers may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

23,342,478 shares
× $2 per share

$46,684,956 implied valuation

PITCH DECK

Deskless Workers

DESKLESS WORKERS

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on December 2, 2021

Form C/A on December 2, 2021

Form C/A on February 2, 2022

Form C/A on February 28, 2022

Form C/A on March 31, 2022

Form C/A on May 27, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

May 27, 2022	Filed Form C/A
Apr 19, 2022	Deskless Workers (DW)is offering their...
Mar 31, 2022	Filed Form C/A
Feb 28, 2022	Filed Form C/A
Feb 2, 2022	Filed Form C/A
Dec 2, 2021	Primary offering of 500,000 shares at $2
Dec 2, 2021	Filed Form C/A
Dec 2, 2021	Filed Form C

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